Exhibit 99.1

Pineapple Energy Completes Sale of Headquarters Building

Minnetonka, Minn. – (BUSINESS WIRE) – June 15, 2022 – Pineapple Energy Inc. (“Pineapple” or “the Company”), a leading provider of sustainable solar energy and back-up power to households and small businesses, today announced that it sold its headquarters building in Minnetonka to Buhl Investors LLC (“Buhl”), a Twin Cities real estate investment firm with a focus on providing highly innovative investment solutions across a variety of product types.

Buhl will convert the use of the building to multi-tenant, and Pineapple has agreed to lease approximately 8,500 of the 100,000 square foot facility. Pineapple’s corporate operations will be headquartered in the building along with Pineapple’s legacy IT Solutions & Services operating segment (JDL Technologies and Ecessa Corporation), which will continue to occupy space in the building until they are sold.

The sale price was $6.5 million cash. Proceeds net of commissions, fees, closing expenses, and any reserves required under the merger agreement between Pineapple Energy LLC and Communications Systems, Inc. will be distributed to CVR holders by July 30, 2022.

Pineapple’s Chief Executive Officer Kyle Udseth commented, “Closing on the sale of the legacy CSI headquarters building is one more positive step in completing the post-merger transition to the new Pineapple Energy and fulfills a CSI obligation to the CVR holders. Even though the CVR transaction is not related to go-forward Pineapple, we do benefit from locating our corporate headquarters in a newly-renovated building on attractive lease terms, which we believe will assist us to attract and retain talent.”

About Pineapple Energy

Pineapple is focused on growing leading local and regional solar, storage, and energy services companies nationwide. Our vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage. Our portfolio of brands (Hawaii Energy Connection, E-Gear, Sungevity, and Horizon Solar Power) provide homeowners and small businesses with an end-to-end product offering spanning solar, battery storage, and grid services.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, and future acquisitions. These statements are based on Pineapple Energy’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties, set forth in the company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release. Pineapple Energy does not undertake any obligation to update or revise these forward-looking statements for any reason, except as required by law.

Contacts:

Pineapple Energy

Mark Fandrich

Chief Financial Officer

+1 (952) 582-6416

mark.fandrich@pineappleenergy.com

The Blueshirt Group

Gary Dvorchak, CFA

Managing Director

+1 (323) 240-5796

gary@blueshirtgroup.com